                                                                     EXHIBIT 1.7

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THE PROPOSALS IN THIS LETTER, YOU SHOULD, IF YOU ARE RESIDENT IN THE UK, IMMEDIATELY CONSULT AN INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE UK FINANCIAL SERVICES ACT 1986 OR, IF YOU ARE RESIDENT ELSEWHERE, IMMEDIATELY CONSULT AN APPROPRIATELY AUTHORISED INDEPENDENT FINANCIAL
ADVISER.

PricewaterhouseCoopers, which is authorised to conduct investment business by the Institute of Chartered Accountants in England and Wales, has approved this document for issue for the purposes of Section 57 of the UK Financial Services Act 1986.

PricewaterhouseCoopers is acting on behalf of Halliburton Company and no one else in connection with the approval of this document and will not be responsible to anyone other than Halliburton Company for providing the protections afforded to its customers or for providing advice in relation to the matters described herein.

________________________________________________________________________________

                         [LOGO OF HALLIBURTON COMPANY]
                    SERVING THE ENERGY INDUSTRIES WORLDWIDE

To:   All holders of an option ("Optionholders") granted under:-

      (a) The PES (International) Limited Executive Share Option Scheme 1994

      (b) The PES (International) Limited Unapproved Executive Share Option
          Scheme
      (c) The PES (International) Limited Key Employee Share Option Scheme

      (together, the "Schemes")

                                                                 20 January 2000

Dear Optionholder

Recommended offer by Halliburton Company ("Halliburton")

Halliburton has made an offer to acquire the fully diluted ordinary share capital of PES (International) Limited ("PES") not already owned by it or its subsidiaries (the "Offer"), details of which are contained in an Offer Document dated 18 January 2000 (the "Offer Document"), a copy of which is enclosed. Words and expressions defined in the Offer Document have the same meaning in this letter. The terms of the Offer have been recommended to shareholders by the board of PES. You are strongly advised to read the Offer Document carefully before deciding what action to take in response to this letter. If you are in any doubt about the proposals in this letter, you should, if you are resident in the UK, immediately consult an independent financial adviser authorised under the UK Financial Services Act 1986 or, if you are resident elsewhere, immediately consult an appropriately authorised independent financial adviser.

The purpose of this letter is to explain the effect of the Offer on your options under any of the Schemes ("PES Options") and to set out Halliburton's proposals (the "Proposals") in respect of your PES Options.

1.  Effect of the Offer

    All your PES Options, to the extent not already exercisable, will become exercisable, if and when the Offer becomes unconditional, and will lapse six months after that date if not exercised. Accordingly, if you do nothing and the Offer becomes unconditional, your options will eventually lapse and cease to be of any value. However, if you exercise your options, you will need to fund the option exercise price. The Proposals, which are intended to help you decide what action to take in respect of your PES Options, are set out below.

2.  The Proposals

    These are:-

    (1) at any time before 11 February 2000, to exercise your PES Option to acquire PES Shares in respect of which you may then accept the Offer and receive fully paid shares of Halliburton common stock ("Halliburton Shares") (the "Exercise and Acceptance Proposal"); or

    (2) at any time before 11 February 2000, to release your PES Option and be granted new options over Halliburton Shares under a new option plan, to be called The Halliburton Stock Option Plan for PES Employees (the "Roll-Over Proposal").

    Optionholders (this applies only to M. Bowyer, P. Day, G. Rideout, C. Smith and I. Thow) who have more than one PES Option may make a different choice in respect of each PES Option.

    For Optionholders who are resident in the United Kingdom for tax purposes, Appendix 1 to this letter contains a summary of the UK taxation implications of the Proposals.

    If you are in any doubt as to your tax position, you should consult a professional adviser. If you are subject to tax in a jurisdiction other than the United Kingdom you are strongly advised to seek independent professional advice from an independent financial adviser on the local taxation implications of the courses of action open to you.

3.  The Exercise and Acceptance Proposal

    All PES Options that are not already exercisable will become exercisable in full if and when the Offer becomes unconditional.

    You may elect to exercise your PES Option in full and to accept the Offer in respect of the resulting PES Shares. If you accept the Exercise and Acceptance Proposal in respect of your PES Option(s), you will have to fund the exercise price for all the PES Shares subject to your PES Option(s). You will therefore need to enclose your cheque for the full exercise price, made payable to the trustees of the PES (International) Limited Employee Benefit Trust, when you return the Form of Instruction attached as Appendix 3 to this letter and your PES Option certificate.

    If the Offer does not become unconditional, your PES Option certificate and your cheque for the exercise price will be returned to you (uncashed) by post at your own risk as soon as possible thereafter.

    You should read the terms and conditions of the Offer contained in the Offer Document before deciding whether or not to accept the Offer. The Offer remains open for acceptance until 18 February 2000.

4.  The Roll-Over Proposal

    Halliburton's Roll-Over Proposal (subject to the Offer being declared unconditional) is to grant you a new option (the "New Option") over Halliburton Shares under a new option plan, to be called The Halliburton Stock Option Plan for PES Employees (the "New Plan"), in return for the cancellation of your existing PES Option(s). The New Options will be exercisable in three separate tranches, as described below. The rules of the New Plan are summarised in Part A of Appendix 2 to this letter and the rules of the New Plan are set out in full in Part C of Appendix 2.

    Participation in the New Plan is open only to Optionholders who release their PES Options under the Roll-Over Proposal.

    Each New Option granted will entitle the Optionholder to acquire the same number of Halliburton Shares on the same basis and at the same times as if he had exercised his PES Option(s) and accepted the Offer in respect of the resulting PES Shares. No options other than the New Options will be granted under the New Plan.

    The exercise price per Halliburton Share in each New Option is calculated by dividing the exercise price per PES Share of your PES Option by 3.579: PES Options with an exercise price of (Pounds)10.90 per PES Share will be replaced by New Options with an exercise price of (Pounds)3.046 per Halliburton Share; PES Options with an exercise price of (Pounds)31.473 per PES Share will be replaced by New Options with an exercise price of (Pounds)8.794 per Halliburton Share; and PES Options with an exercise price of (Pounds)40.00 per PES Share will be replaced by New Options with an exercise price of (Pounds)11.176 per Halliburton Share.

    New Options will become exercisable in three tranches: the first tranche becomes exercisable on the date on which your PES Option would have become exercisable (or, if that has already passed, immediately on grant), the second becomes exercisable on the First Determination Date (as defined in the Offer Document) or, if later, the date on which your PES Option would have become exercisable and the third tranche becomes exercisable on the Second Determination Date (as defined in the Offer Document). New Options will lapse to the extent not exercised within ten years of their grant.

    The total number of Halliburton Shares in respect of which a New Option may be exercised will be reduced by 30% if the Optionholder leaves the employment of PES/Halliburton voluntarily or his employment is terminated for cause. Further details of this potential reduction are set out in the rules of the New Plan and in the summary of those rules, each of which are to be found in Appendix 2 to this letter.

5.  Procedure for acceptance of the Proposals

    To accept either the Roll-Over Proposal or the Exercise and Acceptance Proposal, you should complete and sign in the presence of an independent witness aged 18 or more the enclosed Form of Instruction, taking care to read and comply with the instructions included in it. Your duly completed Form of Instruction, together with the relevant Option Certificate and, if accepting the Exercise and Acceptance Proposal, payment in sterling of the exercise price (payable to the trustees of the PES (International) Limited Employee Benefit Trust), must be returned by post or by hand to the trustees of the PES (International) Limited Employee Benefit Trust, care of M.L. Bowyer, Esq., PES (International) Limited, 34 Albyn Place, Aberdeen, AB10 1FW as soon as possible but, in any event, so as to be received by no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 11 February 2000.

    If you choose the Exercise and Acceptance Proposal, you will be sent an acknowledgement that the initial element of Halliburton Shares to which you will become entitled on acceptance of the Offer has been registered in your name on the stock transfer records maintained by the stock transfer agent for the Halliburton Common Stock.

    If you choose the Roll-Over Proposal, you will be sent an option certificate in respect of the Halliburton Shares subject to your New Option under the rules of the New Plan.

    All option certificates sent to Optionholders will be sent at Optionholders' own risk.

    If you have lost your option certificate or if you have any other query, you should contact Michael Bowyer, a director of PES. Mr Bowyer will not be able to advise you which course of action you should take regarding the Proposals or the Offer.

6.  Alternative Courses of Action

    YOU ARE REMINDED THAT, IF YOU TAKE NO ACTION AND THE OFFER BECOMES UNCONDITIONAL, YOUR OPTION WILL LAPSE WITHIN SIX MONTHS AND CEASE TO BE OF ANY VALUE.

    The Form of Instruction assumes that you will choose either the Roll-Over Proposal or the Exercise and Acceptance Proposal. If you do not wish to choose either of these Proposals, some of the alternative courses of action open to you are set out below.

    . If you cease to be employed by PES before exercising your PES Option (other than by reason of death, injury, disability, redundancy, retirement or the company or business for which you work leaving the PES Group), your PES Option will lapse and cease to be of any value and you would not be able to accept either of the Proposals.

    . You could do nothing. However, if you did and the Offer became unconditional, your PES Option would eventually lapse and cease to be of value.

    . You could exercise your PES Option in part and accept the Offer in respect of the resulting PES Shares. However, you would not be able to accept the Roll-Over Proposal in respect of the remainder of your PES Option, which would (if the Offer became unconditional) eventually lapse and cease to be of value.

     . You could exercise your PES Option but not accept the Offer. However, there is unlikely to be a market for your PES Shares should you wish to dispose of them other than by accepting the Offer. If you did not intend to dispose of them, you should be aware that, if and when the Offer becomes unconditional, Halliburton intends to exercise rights of compulsory acquisition under the Companies Act 1985 to obtain ownership of all PES Shares that it then does not already hold, including those you may acquire on the exercise of your PES Option.

7.  Taxation

    A summary of the UK taxation implications of the courses of action open to you is set out in Appendix 1 to this letter. If you are in any doubt as to your tax position, you should consult a professional adviser. If you are subject to tax in a jurisdiction other than the United Kingdom you are strongly advised to seek independent professional advice from an independent financial adviser on the local taxation implications of the courses of action open to you.

IF YOU ARE IN ANY DOUBT ABOUT THE PROPOSALS IN THIS LETTER, YOU SHOULD, IF YOU ARE RESIDENT IN THE UNITED KINGDOM, IMMEDIATELY CONSULT AN INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE UK FINANCIAL SERVICES ACT 1986 OR, IF YOU ARE RESIDENT ELSEWHERE, IMMEDIATELY CONSULT AN APPROPRIATELY AUTHORISED INDEPENDENT FINANCIAL ADVISER.

Yours faithfully

Lester L. Coleman
Executive Vice President and General Counsel
Halliburton Company

                                  APPENDIX 1
                                  UK Taxation

In considering which course of action to adopt you should remember that there may be significant taxation implications for you. The information contained in this appendix is intended to assist you in this choice. It is not a full description of all of the circumstances in which a taxation liability may occur. If you are in any doubt as to your taxation position, you should consult a professional adviser.

If you are subject to tax in a jurisdiction other than the United Kingdom you are strongly advised to seek independent professional advice from an independent financial adviser on the local taxation implications of the course of action open to you.

The Roll-Over Proposal
----------------------

Income Tax: You will not have to pay any income tax or national insurance as a result of surrendering your option over PES Shares. Equally, you will not have a liability to pay income tax on the grant of a New Option over Halliburton Shares.

Capital Gains Tax: The grant of a New Option over Halliburton Shares is not regarded for capital gains tax purposes as consideration for the release of the option over PES Shares. Accordingly, no chargeable gain arises on the release of the option over PES Shares. Equally, the release of the option over PES Shares will not be treated as consideration for the grant of the option over Halliburton Shares.

The Exercise and Acceptance Proposal
------------------------------------

Income Tax: Because your PES Option(s) is/are not approved by the Inland Revenue, an income tax liability will arise on the amount by which the market value, at the date of exercise of the PES Shares acquired on exercise of your PES Option(s), exceeds the exercise price. Because PES Shares should not be regarded by the Inland Revenue as "readily convertible assets", income tax is payable under self assessment instead of under PAYE. If the PES Shares are readily convertible assets Halliburton will have to account for the income tax on any gain arising at the time of exercise. Under self assessment rules, taxpayers are required to provide the Inland Revenue with all the information needed to calculate their taxable income (from all sources) and any chargeable gains. The calculation of the tax may then be carried out by either the taxpayer or the Inland Revenue. The time limit for filing a return for the tax year 6 April 1999 to 5 April 2000 where the taxpayer calculates his own tax will be 31 January 2001. Where the taxpayer wishes the Inland Revenue to do the calculations, the return must be filed by 30 September 2000. If you do not normally receive a tax return, you should request one from your local tax office.

Capital Gains Tax: You may also be liable to capital gains tax when you subsequently dispose of your PES Shares in consequence either of your accepting the Offer or of Halliburton exercising any rights it may have to acquire those PES Shares under Part XIIIA of the UK Companies Act 1985. Under the terms of the Offer, you may dispose of your PES Shares for Halliburton Shares. If you have not accepted the Offer before 3.00 pm (UK time) on 18 February 2000, it will, unless extended, lapse and, thereafter, Halliburton may become entitled, in accordance with the provisions of the UK Companies Act 1985, compulsorily to acquire your PES Shares. Under current tax legislation and Inland Revenue practice, any chargeable gains which might otherwise arise will be rolled over into the Halliburton Shares which you receive. A capital gain may arise on any subsequent disposal of Halliburton Shares. In the current tax year 1999/2000, the first (Pounds)7,100 of capital gains realised in a tax year by an individual is exempt from capital gains tax.

                                  APPENDIX 2
                                    Part A


                     Summary of the Principal Features of
                       The Halliburton Stock Option Plan
                      for PES Employees (the "New Plan")

1. The New Plan is a discretionary share option plan that does not qualify as an Inland Revenue approved scheme for favourable taxation treatment of options under Schedule 9 of the UK Income and Corporation Taxes Act 1988. The New Plan will be established and administered by the trustee (the "Trustee") of the PES Employee Benefit Trust (the "Trust"). It is intended that New Options will be satisfied using Halliburton shares held in the Trust.

2. Participation in the New Plan is open only to Optionholders who release their PES Options under the Roll-Over Proposal. Each New Option is non-transferable and may only be exercised by the person to whom it was granted or his personal representatives.

3. Each New Option granted will entitle the participant to acquire the same number of fully paid shares of common stock of Halliburton ("Halliburton Shares") on the same basis and at the same times as if he/she had exercised his/her PES Option(s) and accepted the Offer in respect of the resulting PES Shares. No options other than the New Options will be granted under the New Plan.

4. The exercise price per Halliburton Share in each New Option is calculated by dividing the exercise price per PES Share of your PES Option by 3.579: PES Options with an exercise price of (Pounds)10.90 per PES Share will be replaced by New Options with an exercise price of (Pounds)3.046 per Halliburton Share; PES Options with an exercise price of (Pounds)31.473 per PES Share will be replaced by New Options with an exercise price of (Pounds)8.794 per Halliburton Share; and PES Options with an exercise price of (Pounds)40.00 per PES Share will be replaced by New Options with an exercise price of (Pounds)11.176 per Halliburton Share.

5. Options will become exercisable in three tranches: the first tranche becomes exercisable on the date on which your PES Option would have become exercisable (or, if that has already passed, immediately on grant), the second becomes exercisable on the First Determination Date (as defined in the Offer Document) or, if later, the date on which your PES Option would have become exercisable and the third tranche becomes exercisable on the Second Determination Date (as defined in the Offer Document). New Options will lapse to the extent not exercised within ten years of their grant. An explanation of how many Halliburton Shares are comprised in each tranche is contained in Part B of Appendix 2.

6. The total number of Halliburton Shares in respect of which a New Option may be exercised will be reduced by 30% if the participant's employment terminates by Voluntary Resignation or for Cause. "Voluntary Resignation" and "Cause" are defined in the Rules of the New Plan set out in Part C of Appendix 2.

7. Halliburton Shares will be transferred within 30 days of the exercise of an option and will carry the benefit of all rights attaching to such shares by reference to a record date on or after the date of transfer. If Mr Kinch and/or Mr Rubbo cease to be employed in certain circumstances by the Halliburton Group prior to the Second Determination Date, there may be a delay in your ability to exercise your Option in respect of some of the Shares under Option and, ultimately, the number of Shares comprised in your Option may be reduced. Details of the circumstances in which such delay and possible reduction may occur are set out in the form of Option Certificate, shown as an Appendix to the Rules of the New Plan.

8. In the event of a merger, consolidation or asset sale of Halliburton, New Options will be converted into options to acquire the same consideration (but subject to the same conditions applicable to each Tranche as described in paragraphs 6 and 7 above) as the participant would have received if he held Halliburton Shares instead of a New Option when the merger, consolidation or asset sale occurred.

9. New Options may be adjusted to counteract the effect on their value of a sub-division or consolidation of Halliburton Shares or an increase in the number of Halliburton Shares as a result of a stock dividend or similar capitalisation of reserves. The trustee may at any time alter the rules of the New Plan, provided that no alteration (apart from minor or administrative ones) may be made that would adversely affect the rights of any participant, without the prior consent of the holders of a majority of the Halliburton Shares held under subsisting New Options at the time the amendment is proposed.

                                  APPENDIX 2
                                    Part B

                 Description of each tranche of the New Option

The total number of Halliburton Shares in respect of which a New Option may be exercised will be reduced by 30% if the participant's employment terminates by Voluntary Resignation or for Cause. "Voluntary Resignation" and "Cause" are defined in the Rules of the New Plan set out in Part C of Appendix 2.

The First Tranche

The first tranche of your New Option:-

(a) becomes exercisable on the later of the Date of Grant and the Vesting Date (both as defined in the rules of the New Plan, set out in Part C of Appendix 2);

(b) is over 1.3242 Halliburton Shares for every 1 PES Share comprised in your PES Option(s); and

(c) has an exercise price per Halliburton Share which is calculated by dividing the exercise price per PES share of your PES Option by 3.579.

The Second Tranche

The second tranche of your New Option:-

(a) becomes exercisable on the later of the First Determination Date and the Vesting Date (as defined above);

(b) is over a maximum of 1.0737 Halliburton Shares for every 1 PES Share comprised in your PES Option(s) provided that both of Laurence William Kinch ("Mr Kinch") and Richard Paul Rubbo ("Mr Rubbo") remain in the employment of the Halliburton Group on the First Determination Date. This number will reduce by 30% if either Mr Kinch or Mr Rubbo cease employment with the Halliburton Group by Voluntary Resignation (as defined in the Offer Document) or Termination for Cause (as defined in the Offer Document) or, in the case of Mr Rubbo, as a result of his Death or Disappearance in Suspicious Circumstances (as defined in the Offer Document) before the First Determination Date and by 60% if both Mr Kinch and Mr Rubbo cease employment with the Halliburton Group by Voluntary Resignation or Termination for Cause or, in the case of Mr Rubbo, as a result of his Death or Disappearance in Suspicious Circumstances before the First Determination Date; and

(c) has an exercise price per Halliburton Share which is calculated by dividing the exercise price per PES share of your PES Option by 3.579.

The Third Tranche

The third tranche of your New Option:-

(a) becomes exercisable on the Second Determination Date;

(b) is over a maximum of 1.1811 Halliburton Shares for every 1 PES Share comprised in your PES Option(s) provided that both of Mr Kinch and Mr Rubbo remain in the employment of the Halliburton Group on the Second Determination Date. This number will reduce by 30% if either Mr Kinch or Mr Rubbo ceases employment with the Halliburton Group by Voluntary Resignation (as defined in the Offer Document) or Termination for Cause (as defined in the Offer Document) or, in the case of Mr Rubbo, as a result of his Death or Disappearance in Suspicious Circumstances (as defined in the Offer Document) before the Second Determination Date and by 60% if both Mr Kinch and Mr Rubbo ceases employment with the Halliburton Group before the Second Determination Date by Voluntary Resignation or Termination for Cause or, in the case of Mr Rubbo, as a result of his Death or Disappearance in Suspicious Circumstances; and

(c) has an exercise price per Halliburton Share which is calculated by dividing the exercise price per PES share of your PES Option by 3.579.

                                  APPENDIX 2
                                    Part C

                             Rules of the New Plan

                                     RULES
1.    Definitions
1.1   In this Plan, unless the context indicates otherwise:-
      "Act" means The Income and Corporation Taxes Act 1988.

      "Allegation" shall mean the making of any allegation, whether or not proven, in a court of law, coroner's inquiry or like forum that a PES Employee or his spouse or any dependent or material beneficiary from his estate was responsible for or otherwise implicated in the unlawful death of Mr Rubbo.

      "Arbiter" means, where the PES Employee's Service Agreement provides for the appointment of an arbiter, such arbiter and, where the PES Employee has no Service Agreement or his Service Agreement does not provide for the appointment of an arbiter, the Board.

      "Board" means the board of directors for the time being of PES or those directors present at a duly convened meeting of the directors at which a quorum is present.

      "Cause" means termination of employment by the employer either summarily or on notice on the ground that the relevant PES Employee has:-

      (a) committed any act of gross misconduct or repeated or continued any other material breach of his obligations under his Service Agreement; or

      (b) engaged in any conduct which, in the reasonable opinion of the Board, is likely to cause his continued employment to be detrimental to the interests of the Group; or

      (c) been convicted of any criminal offence which is punishable with 6 months or more imprisonment (save for any motoring offence for which he has not been sentenced to a term of immediate or suspended imprisonment); or

      (d) committed any act of dishonesty, whether or not relating to his employment; or

      (e) in the reasonable opinion of the Board, been incompetent in the performance of his duties; or

      (f) committed any act which materially violates the "Halliburton Company Code of Business Conduct" (as amended from time to time)

      PROVIDED ALWAYS that such termination is agreed in writing by the relevant PES Employee or approved in writing by the Arbiter as being for Cause (such agreement or approval being conclusive and binding on all parties).

      "Company" means Halliburton Company, a Delaware corporation whose principal executive offices are at 3600 Lincoln Plaza, 500 N. Akard Street, Dallas, Texas 75201 USA.

      "Control" has the meaning given to it by Section 840 of the Act.

      "Date of Grant" means, in relation to any Option, the date on which that Option is granted to a PES Employee pursuant to Rule 2.1.

      "Exercise Price" means the price per Share payable on exercise of each Tranche, determined in accordance with Rule 3.4.

      "Group" means the Company and any other company which, for the time being, is a subsidiary of the Company (as defined by section 736 of the Companies Act 1985).

      "Offer" means the offer by the Company to acquire the fully diluted ordinary share capital of PES (International) Limited on the terms and subject to the conditions contained in an offer document dated 18 January 2000 (the "Offer Document");

      "Option" means a right to acquire Shares which is granted under this Plan.

      "Option Certificate" means a certificate issued to a PES Employee in accordance with Rule 2.3.

      "PES" means PES (International) Limited, a company registered in Scotland under number 145181.

      "PES Employee" means, subject to Rule 2.4, any person (or, where the context so admits, his personal representative(s)) whose name is listed in Column 1 of Appendix 1 and who has accepted the Roll-Over Proposal (as set out in a letter to him from Halliburton dated 20 January 2000) in relation to his PES Option(s) set out against his name in Column 2 of Appendix 1.

      "PES Option" means an option granted to a PES Employee to acquire shares in PES under the rules of the PES Executive Share Option Scheme established in 1994, the PES Unapproved Executive Share Option Scheme established in 1997 or the PES Key Employee Share Option Scheme established in 1998.

      "Plan" means The Halliburton Stock Option Plan for PES Employees established by these Rules in their present form or as from time to time amended in accordance with Rule 6.

      "Service Agreement" means, in relation to any PES Employee, the contract of employment for the time being in force between him and PES or any other company in the Group.

      "Share" means a fully paid share of common stock of the Company for the time being held by the Trustee on Trust.

      "Tranche" means any of the First Tranche, the Second Tranche and the Third Tranche, as defined in Rule 2.1.

      "Trust" means the PES Employee Benefit Trust established by trust deed dated 28th March 1994.

      "Trustee" means PES Trustees Limited, a company incorporated in Scotland whose registered office is at 34 Albyn Place, Aberdeen AB10 1FW or such other person or persons who for the time being are appointed as trustee(s) of the Trust.

      "Vesting Date" means the date set out in Column 3 of Appendix 1 against the name of the relevant PES Employee.

      "Voluntary Resignation" means termination of employment by the PES Employee in any circumstances except where:-

      (a)   the PES Employee remains employed by a company in the Group;

      (b) the PES Employee is entitled to treat himself as constructively dismissed;

      (c) the PES Employee is unable by reason of illness, mental disorder or injury properly to perform his duties under his Service Agreement (as certified by an independent medical practitioner appointed by the employer to act as expert, not arbitrator); or

      (d)  the PES Employee has died.

      PROVIDED ALWAYS that such termination is agreed in writing with the relevant PES Employee or approved in writing by the Arbiter as being a Voluntary Resignation (such agreement or approval being conclusive and binding on all parties).

1.2 Unless the context otherwise requires, words not defined above which are used in the Offer Document have the same meaning in these Rules, words denoting the singular number include the plural number, words denoting the masculine gender include the feminine gender; and any reference to a provision of an Act of Parliament includes any modification, consolidation, re-enactment or extension of it.

2.    Grant of Options

2.1 As soon as reasonably practicable after the Company has obtained Control of PES and, in any event, no later than 30 days after Completion, the Trustee will grant an Option to each PES Employee to acquire the same number of Shares which, if on the date the Offer was made, he were the registered holder of and accepted the Offer in respect of the total number of PES Shares comprised in his PES Option(s):-

      2.1.1 would be issued to him on Completion of the Offer (the "First Tranche");

      2.1.2 would be issued to him on the First Determination Date (the "Second Tranche"); and

      2.1.3 would be issued to him on the Second Determination Date (the "Third Tranche").

2.2 The maximum number of Shares comprised in the First Tranche is set out against the name of the relevant PES Employee in Column 5 of Appendix 1. The maximum number of Shares comprised in the Second Tranche is set out against the name of the relevant PES Employee in Column 6 of Appendix 1. The maximum number of Shares comprised in the Third Tranche is set out against the name of the relevant PES Employee in Column 7 of Appendix 1.

2.3 Options will be granted by resolution of the Trustee, who will issue the relevant PES Employees with Option Certificates substantially in the form of Appendix 2. No Options may be granted under this Plan apart from the Options contemplated by Rule 2.1.

2.4 Any PES Employee may renounce his Option by written notice to the Trustee whereupon he will cease to be a PES Employee for the purpose of these Rules and his Option will, for all purposes, be deemed never to have been granted.

3.    Exercise of Options

3.1 If the employment of a PES Employee with the Group should terminate before the Second Determination Date for Cause or by Voluntary Resignation, his Option will lapse and cease to be exercisable in respect of the number of Shares set out against the name of the relevant PES Employee in Column 8 of Appendix 1. The Option of a PES Employee will not be affected if he should cease to be employed in any other circumstances.

3.2 Each Tranche of an Option may only be exercised to the extent that the minimum number of Shares in respect of which all then unexercised Tranches are capable of being exercised is not less than the number of Shares set out against the name of the relevant PES Employee in Column 8 of Appendix
      1. Any Shares in respect of which a Tranche may not be exercised by virtue of this Rule shall be withheld until the relevant Determination Date on which they become exercisable.

3.3 Unless otherwise expressly prohibited by these Rules, a PES Employee may exercise each Tranche of an Option either separately or together but:-

      3.3.1 exercise of the First Tranche may not be effected until the later of the Date of Grant and the Vesting Date;

      3.3.2 exercise of the Second Tranche may not be effected until the later of the First Determination Date and the Vesting Date; and

      3.3.3 exercise of the Third Tranche may not be effected until the Second Determination Date.

3.4 The Exercise Price payable by a PES Employee on exercise of each Tranche is set out against the name of the relevant PES Employee in Column 4 of Appendix 1.

3.5 An Option may be validly exercised only by delivery of a written notice to the Trustee substantially in the form of Appendix 3 (or such other form as the Trustee may for the time being require), accompanied by:

      3.5.1  the Option Certificate issued in respect of that Option;

      3.5.2 payment to the Trustee of the Exercise Price for the number of Shares in respect of which the Option is being exercised; and

      3.5.3 either a duly executed power of attorney (in favour of such person as the Trustee may nominate) in the form set out in Appendix 3 or payment to the Trustee in cleared funds of such amount as is sufficient to discharge the PES Employee's liability to income tax and/or national insurance contributions arising on the exercise of the relevant Tranche(s) of his Option.

      Such notice will take effect on the day it is received by the Trustee and will constitute, for all purposes, the date of exercise of the relevant Tranche(s). Any purported exercise other than in accordance with this Rule 3 is void.

3.6 As soon as practicable and, in any event, not more than 30 days after exercise of a Tranche of an Option in accordance with Rule 3, the Trustee will procure the transfer to the PES Employee of those Shares in respect of which he has exercised the Option, with the benefit of all rights attaching to such Shares by reference to a record date applicable to the Company's common stock occurring after the date of exercise.

3.7 Upon the exercise by a PES Employee of his Option at a time when any dispute exists whether or not the employment of the PES Employee has terminated for Cause or by Voluntary Resignation, such exercise will be effective for the purpose of Rule 3.6 only in relation to the number of Shares in respect of which the Option would be exercisable if such employment were to have terminated for Cause or by Voluntary Resignation and as effective in respect of any additional Shares (if any) within 7 days after resolution of the dispute either by the Arbiter or by written agreement between the PES Employee and the Company.

3.8 Notwithstanding any other Rule, an Option will lapse if not exercised before the tenth anniversary of its Date of Grant.

4.    Rules relating to Mr Kinch and Mr Rubbo

4.1 The number of Shares comprised in the Second Tranche (in respect of the First Determination Date) and the Third Tranche (in respect of the Second Determination Date) will reduce:-

      4.1.1 by 30% if either Laurence William Kinch ("Mr Kinch") or Richard Paul Rubbo ("Mr Rubbo") has ceased employment with the Group as a result of the Termination for Cause or Voluntary Resignation or, in the case of Mr Rubbo, his Death or Disappearance in Suspicious Circumstances (as all such terms are defined in the Offer Document) before the relevant Determination Date; or

      4.1.2 by 60% if both Mr Kinch and Mr Rubbo have ceased employment with the Group as a result of the Termination for Cause or Voluntary Resignation or, in the case of Mr Rubbo, his Death or Disappearance in Suspicious Circumstances (as so defined) before the relevant Determination Date.

4.2 If Mr Kinch and/or Mr Rubbo have ceased employment with the Group (whether summarily or with notice) prior to a Determination Date but, as at that Determination Date, there is a dispute which has yet to be resolved whether or not either or both of them did so as a result of Termination for Cause or Voluntary Resignation (as defined in the Offer Document), the number of Shares comprised in any Tranche which becomes exercisable on that Determination Date shall be reduced contingently by 30% (or 60% as appropriate) with the Option becoming exercisable over any further Shares under Option which should have become exercisable on that Determination Date within seven days after that dispute is finally resolved in accordance with the procedures described in the Offer Document.

4.3 If Mr Rubbo ceases employment with the Group prior to a Determination Date as a result of his Death or Disappearance in Suspicious Circumstances, the number of Shares comprised in any Tranche which becomes exercisable on that Determination Date shall be reduced contingently by 30% and, subject to Rule 4.4, no exercise of that part of the Option (the "Retained Part") will be permitted during the period of two years commencing on the date of Mr Rubbo's death or, in the event of his disappearance, the period of two years commencing on the date upon which he last attended any premises of the Group (the "Holding Period").

4.4 If, at any time during the Holding Period, any person is brought to trial and subsequently criminally convicted in connection with Mr Rubbo's Death or Disappearance in Suspicious Circumstances:-

      4.4.1 the Retained Part will become exercisable again if no Allegation is made at such trial; and

      4.4.2 if an Allegation is made at such trial, the Option held by the PES Employee to whom or to whose spouse or dependent or material beneficiary from his estate the Allegation relates will forthwith lapse and cease to be exercisable and the Retained Part of all Options held by other PES Employees will forthwith become exercisable.

4.5 If, during the Holding Period, no person is brought to trial and subsequently criminally convicted in connection with Mr Rubbo's Death or Disappearance in Suspicious Circumstances, the Retained Part of all unexercised Options (other than those held by Mr Rubbo) will lapse and the number of Shares comprised in such Retained Part will forthwith be sold by the Trustee and (if permitted by the terms of the Trust) the proceeds donated to such charity as shall be nominated by the Board for the time being of PES.

4.6 The number of Shares comprised in an Option lapsing pursuant to Rule 4.4.2 will forthwith be sold by the Trustee and (if permitted by the terms of the Trust) the proceeds donated to such charity as shall be nominated by the Board for the time being of PES.

4.7 Each PES Employee, by his acceptance of the Roll-Over Proposal (as set out in a letter to him from Halliburton dated 20 January 2000), thereby waives any claims such PES Employee may have (at the date of such acceptance or at any time thereafter) against either of Mr. Kinch and Mr. Rubbo as a consequence of the loss of any right they may have to exercise an Option as a result of the number of Shares subject to that Option being reduced in terms of this Rule 4.

5.    Special Circumstances

5.1   In the event of:-

      5.1.1 any merger of any corporation with the Company in which the outstanding Shares are converted into shares or securities of any other corporation or into cash, property or rights; or

      5.1.2 any consolidation of the Company with one or more other corporations; or

      5.1.3 any sale of all or substantially all of the assets of the Company in a single transaction or a series of transactions followed by a distribution in complete liquidation and dissolution of the Company the rights of a PES Employee to receive, at any time after the effective date of such a merger, consolidation or sale, Shares pursuant to the exercise of any Option (to the extent unexercised at the effective date of such merger, consolidation or sale) will be converted into rights to receive the same consideration, subject to the same conditions imposed with respect to reduction of the number of Shares under Option after the First and Second Determination Dates, that such a PES Employee would have received if such PES Employee held, on the day such merger, consolidation or sale was completed, the number of Shares that such PES Employee would have received on exercise of such Option in full to the extent not already exercised as at the date of such merger, consolidation or sale.

5.2   In the event of:-

      5.2.1 any sale of all or substantially all of the assets of the Company in a single transaction or a series of transactions; or

      5.2.2 any spinoff of a part of a business of the Company where, as part of the spinoff transaction, stock or other securities of any other corporation, cash or other property is distributed to the holders of Shares the rights of a PES Employee to receive, at any time after the effective date of such a sale or spinoff, Shares pursuant to the exercise of any Option (to the extent unexercised at the effective date of such sale or spinoff) will be increased by the addition of rights to receive the same consideration, subject to the same conditions imposed with respect to reduction of the number of Shares under Option after the First and Second Determination Dates, that such a PES Employee would have received if such PES Employee held, on the day such sale or spinoff was completed, the number of Shares that such PES Employee would have received on exercise of such Option in full to the extent not already exercised as at the date of completion of such sale or spinoff.

6.    Amendment of Options or of the Rules

6.1 In the event of any sub-division or consolidation of all or any of the Shares or the number of Shares in issue increases as a result of the making of stock dividend or similar capitalisation of reserves, the number of Shares and/or the Exercise Price of Shares comprised in any unexercised Tranche of an Option will be adjusted to counteract as precisely as possible any resulting increase or reduction in the value of Shares over which the Option is held PROVIDED THAT:-

      6.1.1 the Exercise Price of any Tranche is not reduced to less than the par value of the Shares comprised in that Tranche; and

      6.1.2 at the time of adjustment, no Shares have been issued to the PES Employee upon exercise of the relevant Tranche.

6.2 As soon as reasonably practicable after making an adjustment pursuant to Rule 6.1, the Trustee will issue a revised Option Certificate reflecting the adjustment to the PES Employee.

6.3 The Trustee may at any time alter or add to or delete all or any of the Rules or the terms of any Option granted under this Plan PROVIDED THAT no alteration, addition or deletion (save for any minor or administrative alteration, addition or deletion) may be made which would adversely affect the rights of any PES Employee without the prior consent of the holders of a majority by number of the Shares then remaining under Option.

7.    Administration

7.1 The decision of the Trustee will, as regards any dispute or question relating to an Option or to the construction or interpretation of the Plan, be final and conclusive.

7.2 Any right which may be acquired under or in connection with the Plan is a matter entirely separate from any right which a PES Employee may have or acquire by virtue of any term or condition of his employment or his membership of any retirement benefits scheme. In particular (but without limitation), no PES Employee will have any claim or right of action arising out of the loss of any right or benefit or prospective right or benefit under the Plan as a result of his ceasing to be a PES Employee. Furthermore, no PES Employee will have any claim or right of action against the Trustee, PES, the Company, any other company in the Group, Mr Kinch or Mr Rubbo arising out of the loss of any right or benefit or prospective right or benefit under the Plan as a result of Mr Kinch and/or Mr Rubbo ceasing employment by Voluntary Resignation or Termination for Cause or by Mr Rubbo's Death or Disappearance in Suspicious Circumstances.

7.3 Each PES Employee will promptly provide to the Trustee any information which it may reasonably require for the efficient administration of the Plan or which it may be required to provide to the Inland Revenue within such time limit as the Board of Inland Revenue or the Trustee may require.

7.4 If any Option Certificate issued to a PES Employee becomes worn out, defaced, destroyed or lost, it may be renewed on such evidence being provided and on such terms as the Trustee may require.

7.5 An Option may be transmitted, by will or by any laws of intestacy applicable upon the death of a PES Employee, to his personal representative(s). However, any other purported transfer, assignment, charge or disposal of an Option or any right attaching to it will render the Option void.

7.6 The Trustee will at all times ensure the availability for transfer of the number of Shares over which all Options, to the extent that they have not been exercised, are still capable of exercise.

7.7 Any expenses (except for any liability of the PES Employee to tax other than stamp duty or stamp duty reserve tax) incurred in the transfer of Shares to any PES Employee will be payable by PES or as the Trustee otherwise determines.

7.8 No Option may be granted, exercised, released or surrendered at a time when such grant, exercise, release or surrender would contravene any rule of law, statute or regulations affecting the Shares under Option or the relevant PES Employee. The transfer of Shares under this Plan is subject to the Trustee at its own expense obtaining any approval or consent required under any applicable regulations and enactments.

7.9 Any certificate or other notice in writing which the Trustee gives to a person in connection with the Plan will be sufficiently given if delivered to him by hand or sent to him through the post in first class prepaid cover at the last address known to the Trustee as being his address. Any certificate or other notice in writing required to be given to the Trustee in connection with the Plan will be properly given if sent by first class prepaid post or delivered by hand addressed to the Trustee at PES's registered office for the time being. Any certificate or other notice in writing sent by first class prepaid post will be deemed to have been delivered on the seventh day following the date of posting. Neither the Company nor PES nor the Trustee will be responsible for the loss of or damage to a notice, document or certificate during postage or delivery by or to a PES Employee.

                                  APPENDIX 3

                              Form of Instruction

If you wish to accept one of the Proposals described in the accompanying letter, you must send this form duly completed, together with your option certificate (and cheque if appropriate) to the Company Secretary of PES at PES (International) Limited, 34 Albyn Place, Aberdeen, AB10 1FW as soon as possible and, in any event, so as to arrive no later than 3.00 p.m. (UK time), 10.00 a.m. (New York City time) on 11 February 2000.

This form assumes that you will accept either the Roll-Over Proposal or the Exercise and Acceptance Proposal. If you do not wish to take either of these courses of action (for example, if you wish to exercise your option in part) you should contact the Company Secretary of PES.

Please insert your full    Name  ...........................................
name and address in        Address .........................................
BLOCK CAPITALS             .................................................
                           Employing Company ..............................


I have received the letter from Halliburton dated 20 January 2000 and confirm that I am an employee of PES or am otherwise entitled to exercise my option. I understand that, if my option has lapsed, completion of this form will have no effect.

Please read the notes carefully before completing this form.

I hereby irrevocably make the following choice in respect of my option(s) below (see notes below):-

------------------------------------------------------------------------------------------------------
Exercise Price per     Number of PES Shares under PES      Roll-Over Proposal         Exercise and
PES Share                   Option (see Note 1)              (see Note 2)         Acceptance Proposal
                                                                                      (see Note 3)
------------------------------------------------------------------------------------------------------
(Pounds)10.90
------------------------------------------------------------------------------------------------------
(Pounds)31.473
------------------------------------------------------------------------------------------------------
(Pounds)40
-------------------------------------------------------------------------------------------------------

I understand that the Proposals offered by Halliburton and my acceptance of one of them are conditional on the Offer becoming unconditional.

I enclose a cheque for the aggregate option exercise price of (Pounds)
 .................... and


represent that the cheque will be honoured on first presentation. I understand that it will be returned to me if the Offer does not become unconditional. I enclose my PES Option Certificate(s) (see Note 4).

(See Note 5) Signed as a deed and delivered by .................... (print name)
in the presence of:
Witness's Signature:      ................................. )
Witness's Full Name:      ................................. )
Witness's Address:        ................................. )__________________
                          ................................. )   (you sign here)
Witness's Occupation:     ................................. )
Dated:                    ...............................2000

This document will take effect as a deed validly executed.

Notes:

1. You must insert the number of PES Shares subject to your PES Option in the relevant row of Column 2.

2. If you want to accept the Roll-Over Proposal to acquire a New Option over Halliburton Shares in place of your PES Option, place a tick in the relevant row of Column 3. Leave Column 4 blank. Leave any row blank which does not relate to a PES Option held by you.

3. If you want to accept the Exercise and Acceptance Proposal, place a tick in the relevant row of Column 4. Leave Column 3 blank. Leave any row blank which does not relates to a PES Option held by you. You must enclose a cheque in sterling for the total exercise price of your PES Options, payable to the trustees of the PES (International) Limited Employee Benefit Trust, being the price per share at which you may exercise your PES Option multiplied by the number of PES Shares in that Option.

4. If you have lost your option certificate, you should contact Michael Bowyer of PES on +44(0)1224 793000.

5. Please sign this Form of Instruction in the presence of a witness aged 18 or over and who is neither your spouse nor a member of your household who should also sign where indicated and give details of his/her name, address and occupation. This Form of Instruction will take effect as a deed executed by you. By signing it (if you have accepted the Exercise and Acceptance Proposal) you authorise and direct Halliburton or any agent nominated by Halliburton to complete and sign the Form of Acceptance of the Offer in respect of the PES Shares and all or any forms of transfer and/or other documents relating thereto in accordance with the provisions of the Offer Document.

6. This letter is governed by and to be construed in accordance with English law.